FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of April 23, 2018 (the “Amendment Effective Date”), by and between John C. Walden (the “Employee”) and FTD Companies, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company and the Employee entered into that certain Employment Agreement (the “Agreement”) dated as of February 1, 2017; and
WHEREAS, the parties desire to amend the Agreement in the manner reflected herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 4 of the Agreement is hereby amended by adding the following new Sections 4(e) through (h) immediately following Section 4(d) thereof:

“(e)    Certain Other Specific Equity Awards. The awards described in Sections 4(e), 4(f), 4(g) and 4(h) of this Agreement will at all times be subject to the terms and conditions of the Company’s Third Amended and Restated 2013 Incentive Compensation Plan (or its successor(s)), as in effect from time to time (collectively, the “Equity Plan”) as well as the award agreements for such awards.

(f)     2019 and 2020 Service-Based RSU Grants. On each of January 22, 2019 and January 22, 2020 (or in each case as soon thereafter as practical), provided that (unless otherwise described in this Section 4(f)) Employee remains employed by the Company at such time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall then take action to grant Employee certain service-based restricted stock units (or substantially similar award, the “RSU Grant”). The number of restricted stock units (“RSUs”) subject to each RSU Grant will be equal to the quotient of (i) $1,250,000 divided by (ii) the greater of (A) $6.65 and (B) the average closing price of a share of Common Stock for the ten trading days immediately preceding the date of grant on the principal stock exchange on which such Common Stock then trades (such quotient rounded to the nearest whole RSU), and each RSU Grant will generally vest in substantially equal 25% amounts per year over four years from the date of grant. Except as otherwise provided in this Section 4(f), each RSU Grant will be substantially on such other terms and conditions (and subject in substance to such Award Agreement (as defined in the Equity Plan, “Award Agreement”)) as apply to the grant of RSUs made to Employee in January 2018 (subject to any differences as required or desirable under Section 409A of the Code); provided, however, that: (x) the terms and conditions of each RSU Grant will provide that the RSUs subject to such RSU Grant will be settled in cash or Common Stock, as determined before or at the time of such settlement by the Committee; and (y) if Employee’s employment is terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined in this Agreement) during the Term (and Section 4(b) of this Agreement does not apply), then upon Employee’s satisfaction of the Release Condition set forth in Section 7(b) of this Agreement, the RSU Grants Employee holds on the date of such termination will fully vest on an accelerated basis. If any RSU Grant is not made to Employee due to Employee’s employment being terminated by the Company “without cause” or by Employee for “good reason” (as each term is defined in this Agreement), the Company shall provide Employee with additional cash severance equal in value to $1,250,000 for such RSU Grant that is not made to Employee, subject to the satisfaction of the Release Condition. Such additional cash severance shall be paid to Employee at the same time as set forth under this Agreement (including Sections 4(a) and 4(b) of this Agreement, as applicable) for the issuance of shares of Common Stock for a similar termination. Notwithstanding the provisions of Section 4(a) and 4(d) of this Agreement to the contrary, the acceleration provisions for the RSU Grants as described in this Section 4(f) shall also apply to the grant of RSUs made to Employee in January 2018 (subject to any differences as required or desirable under Section 409A of the Code); otherwise, the terms and conditions of this Agreement shall apply. The RSU Grants shall not be considered “excess Awards” pursuant to Article V, Section V(D) (or a comparable section) of the Equity Plan.

(g)     2019 and 2020 Service-Based Stock Option and Tandem Rights Grants. On each of January 22, 2019 and January 22, 2020 (or in each case as soon thereafter as practical), provided that Employee remains employed by the Company at such time, the Committee shall then take action to grant Employee service-based stock options (or substantially similar award, the “Option Grant”) and, at the option of the Committee, tandem stock appreciation rights (or substantially similar award, the “Tandem Rights Grant”) with respect to 100,000 shares of Common Stock. The exercise price therefore shall be the fair market value of the Common Stock on the date of grant. Subject to the terms of this Section 4(g), each Option Grant and Tandem Rights Grant will generally vest in substantially equal 25% amounts per year over four years from the date of grant. Each Option Grant will be substantially on such other terms and conditions (and subject in substance to such Award Agreement as apply to the grant of Options made to Employee in January 2018 (subject to any differences as required or desirable under Section 409A of the Code). Each Tandem Rights Grant will be substantially on such other terms and conditions (and subject in substance to such Award Agreement) as approved by the Committee to operate in tandem with the related Option Grant as described in this Section 4(g), and will be settled in cash or Common Stock, as determined before or at the time of such settlement by the Committee. If any Option Grant is made at a time when it constitutes an “excess Award” pursuant to Article V, Section V(D) (or a comparable section) of the Equity Plan, then, notwithstanding anything to the contrary in this Section 4(g), should such Option Grant terminate and cease to be outstanding under the terms of the last sentence of Article V, Section V(D) (or a comparable section) of the Equity Plan, the Tandem Rights Grant made to Employee on the same date of grant as such Option Grant shall survive substantially as a stand-alone stock appreciation rights grant; but should such Option Grant not so terminate and cease to be outstanding solely as a result of the operation of the last sentence of Article V, Section V(D) (or a comparable section) of the Equity Plan, then only such Option Grant (and not the Tandem Rights Grant made to Employee on the same date of grant as such Option Grant) shall be exercisable pursuant to its terms (there shall be no duplication of benefits under any Option Grant and its related Tandem Rights Grant). The Tandem Rights Grants shall not be considered “excess Awards” pursuant to Article V, Section V(D) (or a comparable section) of the Equity Plan.

(h)     2019 and 2020 Performance-Based RSU Grants. On each of January 22, 2019 and January 22, 2020 (or in each case as soon thereafter as practical), provided that Employee remains employed by the Company at such time, the Committee shall then take action to grant Employee a target number of performance-based restricted stock units (or substantially similar award, the “PSU Grant”), with each performance-based restricted stock unit (“PSU”) representing the right to receive one share of Common Stock after the PSU has vested or been earned. Under each PSU Grant, Employee may earn from 0% to 200% of the target PSUs based on performance with respect to the applicable performance metrics and goals involving Company adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) and revenue. The number of target PSUs subject to each PSU Grant will be equal to the quotient of (i) $1,250,000 divided by (ii) the greater of (A) $6.65 and (B) the average closing price of a share of Common Stock for the ten trading days immediately preceding the date of grant on the principal stock exchange on which such Common Stock then trades (such quotient rounded to the nearest whole PSU), with the target PSUs split as evenly as possible between PSUs tied to AEBITDA performance and PSUs tied to revenue performance. Each PSU Grant will generally vest, if at all, based on performance for the applicable three-year performance period (covering the 2019-2021 performance period and the 2020-2022 performance period, respectively). Except as otherwise provided in this Section 4(h), each PSU Grant will be substantially on such other terms and conditions (and subject in substance to such Award Agreement) as apply to the grant of PSUs made to Employee in January 2018 (subject to any differences as required or desirable under Section 409A of the Code); provided, however, that the terms and conditions of each PSU Grant will provide that such PSU Grant will be settled in cash or Common Stock, as determined before or at the time of such settlement by the Committee. Notwithstanding the provisions of Section 4(a), 4(b), 4(c) and 4(d) of this Agreement to the contrary, the acceleration provisions for the PSU Grants as described in their applicable

Award Agreements shall apply thereto. The PSU Grants shall not be considered “excess Awards” pursuant to Article V, Section V(D) (or a comparable section) of the Equity Plan.”

2.	Section 7(f)(ii) of the Agreement is hereby stricken in its entirety and replaced with the following:

“(ii)    The remaining portion of the payments and benefits to which Employee becomes entitled under this Agreement, to the extent they otherwise qualify for the involuntary separation pay exception to Code Section 409A and they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which Employee's separation from service occurs, shall not be subject to the holdback provisions of Section 7(e) and shall be paid to Employee as they become due and payable under this Agreement. For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) Employee's annualized compensation (based on Employee's annual rate of pay for the calendar year preceding the calendar year of Employee's separation from service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such separation from service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such separation from service. To the extent the portion of the severance payments and benefits to which Employee would otherwise be entitled under this Agreement during the deferral period under Section 7(e) exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 7(e), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.”

3.	Section 12 of the Agreement is hereby amended by adding the following new Section 12(f) immediately following Section 12(e) thereof:

“(f)    Notwithstanding anything in this Agreement (or any ancillary agreement) to the contrary, nothing in this Agreement (or any ancillary agreement) prevents Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Employee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.”

4.	Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5.
Except to the extent amended hereby, all terms, provisions and conditions of the Agreement are hereby ratified and shall continue in full force and effect and the Agreement shall remain enforceable and binding in accordance with its terms.

6.
This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. The parties consent to jurisdiction and venue in any federal or state court of competent jurisdiction located in the City of Chicago.

7.
This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

FTD COMPANIES, INC. By: /s/ Scott Levin Name: Scott Levin Title: EVP & General Counsel	JOHN C. WALDEN /s/ John C. Walden